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                                                                     EXHIBIT 3.3


                AMENDED ARTICLE III OF THE CORPORATION'S BYLAWS,
                         IN EFFECT AS OF MARCH 22, 1999:

                                   ARTICLE III
                              SHAREHOLDERS MEETINGS


SECTION 4. NOTICE OF MEETINGS: RECORD DATES: Notice of the time and place of all annual and special meetings shall be mailed by the Secretary to each shareholder at least ten (10) days before the date thereof. The Board of Directors may set, in advance, a "record date" which shall not be more than sixty (60) days prior to the date set for the shareholders' meeting, upon which the Transfer Agent will take a record of all shareholders entitled to notice of or to vote at such shareholders' meeting, without actually closing the books for transfers of stock. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.